Exhibit 99.2

March 1, 2013

Wells REIT II is now Columbia Property Trust

Dear Investor:
I am very pleased to let you know that Wells Real Estate Investment Trust II, Inc. (Wells REIT II) has recently completed several anticipated milestones that further position our company to meet our commitments to stockholders.

•	A New Name and Headquarters

From today forward, Wells REIT II will be known as Columbia Property Trust, Inc., and is now headquartered at One Glenlake Parkway, Suite 1200, Atlanta, Georgia 30328.*

•	A New Management Structure

We are now a fully self-managed company, with a highly experienced internal leadership team and nearly 100 directly employed staff dedicated to managing and conducting daily operations on our stockholders' behalf.

•	A New Chairman of the Board

In anticipation of this transition, our Board determined that having an independent director as Chairman would be in the best interest of our company and stockholders. Therefore, Leo Wells resigned as Chairman of the Board on December 31, 2012, and the Board elected John Dixon, one of our independent directors since 2008, as our new Chairman.

We are deeply grateful to Mr. Wells -- who will continue to serve as a director -- for his nine years of leadership and service on behalf of our company.

Why Have We Made These Changes?
By completing these changes, we have taken significant and deliberate steps that reinforce our growth strategy and more fully prepare our company for a future liquidity event.
These changes are also intended to more clearly separate Columbia Property Trust from our former advisor, Wells Real Estate Funds (Wells). This separation is not meant to diminish the many years of service that Wells has provided to our company and our stockholders, but rather is a normal step in the evolution of nontraded REITs as they prepare for a public listing or other liquidity event.
Our new name, Columbia Property Trust, was selected to represent both our ongoing heritage of disciplined investment and our forward-looking strategy to enhance our stockholders' value.

* Please note that investors should continue to mail any account changes and inquiries regarding Columbia Property Trust investments to our transfer agent at the address below, which is unchanged.

Columbia Property Trust Investor Relations P.O. Box 219073 Kansas City, MO 64121-9073 investor.relations@columbiapropertytrust.com	T 800 557 4830 F 770 243 8198 columbiapropertytrust.com

We made important progress in executing a new growth strategy last quarter. First, we completed the sale of nine smaller properties in outlying markets, which will enable us to concentrate our portfolio activities in markets that we believe offer stronger growth potential.
We also purchased 333 Market Street, a 33-story, Class A+ office tower in the heart of San Francisco's thriving Financial District. Fully leased to Wells Fargo and located in a key U.S. market, this significant asset exemplifies the type of acquisition we believe will enhance our portfolio's long-term value.

What Do These Changes Mean for You?

•	A New Look

Most significantly, you will now see the name “Columbia Property Trust” rather than “Wells
REIT II” on your communications from us, beginning with your first quarter statement.

•	A New Website

Please make note of our new website address, www.ColumbiaPropertyTrust.com. There you can view the latest information about the company and access your account electronically. You also can learn more about our leadership team and portfolio, including our latest acquisition.

•	The Same Level of Service

What won't change is the quality of service you've come to expect from us. Our Investor Relations team is available to assist you with questions or needs related to your investment. They can be reached any weekday at the same number, 800-557-4830, or via our new email address, Investor.Relations@ColumbiaPropertyTrust.com. Also unchanged is our transfer agent address (shown at the bottom of this letter), which should be used for all account and transaction paperwork.

Please feel free to contact us if you have further questions about these milestone developments for your REIT investment. For additional information, you also can review the Columbia Property Trust Form 10-K, filed with the SEC on February 28, 2013. This filing is available at www.SEC.gov or www.ColumbiaPropertyTrust.com.
Thank you for your continued confidence as Columbia Property Trust moves forward.
Sincerely,
E. Nelson Mills
President and Chief Executive Officer
Columbia Property Trust (f/k/a Wells REIT II)

Columbia Property Trust Investor Relations P.O. Box 219073 Kansas City, MO 64121-9073 investor.relations@columbiapropertytrust.com	T 800 557 4830 F 770 243 8198 columbiapropertytrust.com